Exhibit 10.18
GANNETT CO., INC.
OMNIBUS AMENDMENT
TO TERMS AND CONDITIONS OF
STOCK UNIT AWARDS
Under the
Gannett Co., Inc.
2001 Omnibus Incentive Compensation Plan
To comply with the requirements of Section 409A of the Internal Revenue Code of 1986, and the rules and regulations thereunder (Section 409A”), the Terms and Conditions of all outstanding Stock Unit Awards are revised as follows:
•	The Company shall not invoke or apply the special leave of absence rule set forth in the Award agreement, if any, that provides for special payment and vesting provisions for participants who take a leave of absence.
•	Notwithstanding any provision in the Award agreements to the contrary, the “Limited Vesting” provisions of Sections 15.3 or 15.4 of the 2001 Omnibus Incentive Compensation Plan shall not apply to the Awards.
•	The Company agrees to comply with its responsibility under an Award agreement to reimburse a participant for certain specified legal fees and other disbursements following a Change in Control by reimbursing the participant for such expenses within 10 days following the Company’s receipt of an invoice from the participant; provided that the participant must submit an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.
•	Any reference in an Award agreement to “key employee” shall be replaced with “specified employee”, and the six month delay imposed on payments to specified employees shall apply to all separations from service other than separations from service by reason of the participant’s death.
•	Any reference in the Award agreement to “early retirement” shall mean the participant’s termination of employment after the participant has attained at least age 55 and completed at least 5 years of service.
•	Stock Unit Awards that vest as a result of a Change in Control but are not paid out because the Change in Control is not a “change in control event” within the meaning of Section 409A shall be paid out at the earlier of the participant’s separation from service or the Stock Unit Expiration Date.
•	The Awards are intended to comply with the requirements of Section 409A, and the Award agreements shall be interpreted and administered in accordance with that intent (e.g., the definition of “termination of employment” shall have the meaning ascribed to “separation from service” under Section 409A and the regulations and guidance issued thereunder). If any provision of the Award agreements would otherwise conflict with or frustrate this intent, the provision shall not apply.
IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of December 31, 2008.

GANNETT CO., INC.
By:	/s/ Roxanne V. Horning
	Name:	Roxanne V. Horning
	Title:	Senior Vice President/Human Resources